EXHIBIT 10.2

AMENDMENT TO COMMERCIAL LEASE, JANUARY 20, 2005

Hawthorne North
435 Newbury Street
Suites 206, 208, 210, 212 & 214
Danvers, MA 01923

     This Commercial Lease between Hawthorne North Realty Trust and Medwave, Inc. dated April 11, 2004 commencing on May 1, 2004 and ending on April 30, 2007 is hereby amended to read as follows:

2. PREMISES

     Suites 206, 208, 210, 212 & 214 containing approximately 4,620 gross square feet of space, located at “Hawthorne North” having the address of 435 Newbury Street, Danvers, MA 01923, together with the right to use in common, with others entitled thereto, the hallways, stairways, and elevators, necessary for access to said leased premises, and lavatories nearest thereto. Normal business hours are 8:00 a.m. to 5:00 p.m. Monday thru Friday.

4. RENT

     The LESSEE shall pay to the LESSOR fixed rent according to the following schedule, payable in advance in monthly installments, subject to proration in the case of any partial calendar month. The obligation to pay rent and other charges to the landlord is independent of any obligations the landlord has under this lease. All rent shall be payable on the first day of each and every month, without offset or deduction. All rent shall be made payable to Hawthorne North Realty Trust as follows:

		Rate	Monthly	Annually
Year 1:	Feb. 1, 2004 to April 30, 2005	$15.79	$6079.00	$72,950.00
Year 2:	May 1, 2005 to April 30, 2006	$16.26	$6260.00	$75,120.00
Year 3:	May 1, 2006 to April 30, 2007	$16.75	$6449.00	$77,385.00

17. UTILITIES

     The LESSEE shall pay, as they become due all bills for electricity, water and other utilities (whether they are used for furnishing heat or other purposes) that are furnished to the leased premises and presently separately metered, and all bills for fuel furnished to a separate meter servicing the leased premises exclusively. The LESSOR agrees to provide all other utility service and to furnish reasonably hot and cold water and reasonable heat and air conditioning (except to the extent that the same are furnished through separately metered utilities or separate fuel tanks as set forth above) to the leased premises, hallways, stairways, elevators, and lavatories during normal business hours on regular business days of the heating and air conditioning seasons of each year, to furnish elevator service and to light passageways and stairways during business hours, and to furnish such cleaning service as is customary in similar buildings in said city or town, all subject to interruption due to any accident, to the making of repairs, alterations, or improvements, to labor difficulties, to trouble in obtaining fuel, electricity, service or supplies from the sources from which that they are usually obtained for said building, or to any cause beyond the LESSOR’S control. LESSEE to pay for service maintenance of HVAC twice per year, $150.00 annually per unit for a total of $750.00 per year (5 Units). A late charge of 5% on will be imposed after 10 days from date of billing.

     LESSOR shall have no obligation to provide utilities or equipment other than the utilities and equipment within the premises as of the commencement date of this lease. In the event LESSEE

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requires additional utilities or equipment, the installation and maintenance thereof shall be the LESSEE’S sole obligation, provided that such installation shall be subject to the written consent of the LESSOR.

     LESSOR provides waste receptacles located at the rear of the building, for waste generated from within the leased premise. At no time shall the LESSEE or their occupants use these receptacles for waste generated outside their leased premises.

     All other terms and condition will remain the same.

     IN WITNESS WHEREOF, the said parties hereunto set their hands and seals this 31st day of January, 2005.

Date: January 26, 2005	/s/ Timothy O’Malley

LESSEE
Medwave, Inc.
Timothy O’Malley, President
Address:

Date: January 31, 2005	/s/ Elio DiBiase

LESSOR
Hawthorne North Realty Trust Elio DiBiase, Trustee

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